CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-17013) of TelePad Corporation and in the related Prospectuses, the Registration Statement (Form S-8 No. 333-08471) pertaining to the Stock Option Plan for Non-Employee Directors of TelePad Corporation, and the Registration Statement (Form S-8 No. 333-08473) pertaining to the Amended and Restated 1993 Stock Option Plan of TelePad Corporation of our report dated March 7, 1997, with respect to the financial statements of TelePad Corporation included in the Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


Vienna, Virginia                                      /s/ Ernst & Young LLP
March 31, 1997                                            ERNST & YOUNG LLP